UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

Angie’s List, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35339	27-2440197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 E. Washington Street
Indianapolis, IN 46202
(Address of principal executive offices, including zip code)

(888) 888-5478
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2013, Angie’s List, Inc. (the “Company”) announced that Robert R. Millard will step down as Chief Financial Officer effective April 1, 2013.  The Company expects that Mr. Millard will remain through the second quarter to help ensure continuity and a seamless transition.  The Company also announced the appointment of Charles Hundt, the Company’s Controller, as the Company’s interim Chief Financial Officer.

Mr. Hundt, age 39, has served as the Company’s Controller since August 2007, and served as our interim principal financial officer from May 2010 to May 2011.  He previously served as the Company’s Director of Accounting from August 2005 to August 2007.  Prior to joining the Company, Mr. Hundt worked at Katz, Sapper & Miller, a regional accounting firm, from August 1997 to August 2005.  Mr. Hundt holds a Bachelor of Science degree and a Master of Accountancy degree, both from Manchester College.  In connection with his appointment as interim Chief Financial Officer, Mr. Hundt will enter into an indemnification agreement with the Company in the form entered into between the Company and its executive officers.

The Company expects to enter into a transition and separation agreement with Mr. Millard, pursuant to which he will provide transition services as requested by the Company’s Board of Directors (the “Board”) for up to three months and will continue to receive his existing compensation during the transition period.

In addition, on March 12, 2013, the Board increased its size from nine to 10 directors and appointed Angela R. Hicks Bowman, the Company’s Chief Marketing Officer, to fill the newly created position, effective immediately.  Ms. Hicks Bowman will serve as a Class II director and will stand for reelection at the Annual Stockholders Meeting in 2013.  Ms. Hicks Bowman will not receive additional compensation for her service as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2013

ANGIE’S LIST, INC.

By:	/s/ Shannon M. Shaw
	Name:	Shannon M. Shaw
	Title:	General Counsel